Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) dated January 5, 2007 (the “Agreement”), is made and entered into by and between Barry Erdos (“Erdos”) and Build-A-Bear Workshop, Inc., a Delaware corporation (“Company”). Erdos and the Company are hereinafter sometimes collectively referred to as the “Parties”.

WHEREAS, Erdos’ employment with the Company will be terminated effective as of the date of this Agreement (“Separation Date”); and

WHEREAS, the Parties desire to enter into full and final settlement of all matters between them, including, but not limited to, any issues or disputes (known or unknown) that might arise out of or relate to Erdos’ employment with, or termination of employment from, the Company;

NOW, THEREFORE, for and in consideration of the mutual releases, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, the legal sufficiency of which each party hereby acknowledges, it is agreed as follows:

1.     Separation.

Erdos’ employment with the Company shall cease effective on the Separation Date. As of that date, neither the Company nor any of its parent companies, affiliate companies, subsidiary companies, or their respective directors, shareholders, attorneys, agents, officers, employees, successors or assigns (together, “Releasees”) shall have any further obligation to Erdos for compensation or otherwise except as expressly set forth in this Agreement.

2.     Mutual Releases.

(a)          Upon the effectiveness of this Agreement, the Parties, on behalf of themselves and all of their respective current and/or former investors, partners, general partners, joint venturers, limited partners, shareholders, owners, officers, directors, employees, managers, agents, insurers, parents, subsidiaries, affiliates, predecessors, successors, successors-in-interest, assignees, corporations, partnerships, heirs, executors, and administrators, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, fully and forever releases, acquits, disclaims, remises, waives, relinquishes, and discharges each other, and each of the Parties’ respective current and/or former creditors, investors, partners, present and former general partners, present and former limited partners, present and former shareholders
, owners, control persons, officers, directors, managing directors, managers, employees, agents, attorneys, representatives, advisors, insurers, parents, subsidiaries, affiliates, predecessors, successors, successors-in-interest, assignees, trusts, beneficiaries, trustees, grantors, corporations, partnerships, heirs, executors, and administrators, from any and all claims, debts, demands, accountings, actions, causes of action, controversies, damages, suits, liabilities, obligations, charges, and remedies of whatever nature, known or unknown, foreseen or unforeseen, whether at law, admiralty, or equity, that have arisen or could arise by either of the Parties hereto, or their above referenced affiliates, arising out of, related to (directly or indirectly), or connected in any way with Erdos’ employment at the Company which occurred on or before the Separation Date. The releases set forth herein shall be, and remain in effect as, full and complete releases, notwithstanding the discovery or existence of any such additional or different facts relating to the subject matter of Erdos’ employment with the Company or this

Agreement. The Parties hereby waive each and every statutory, equitable, and common law prohibition and limitation on the release of unknown claims and acknowledges that the foregoing waiver is given knowingly and with the advice of counsel.

(b)          This release of claims, complaints, and actions includes, but is not limited to: (i) any claim for breach of an actual or implied contract of employment between Erdos and any of the Releasees (including any claim of fraudulent misrepresentation or negligent misrepresentation in the making of any actual or implied contract of employment), (ii) any claim of unjust, wrongful, discriminatory, retaliatory or tortious discharge or other adverse employment action (including any claim of whistle-blowing), (iii) any claim of slander, libel or other similar action for defamation, (iv) any claim of intentional tort (including assault, battery, and intentional infliction of emotional distress), (v) any claim of negligence (including negligent infliction of emotional distress, negligent hiring, or negligent retention), (vi) any claim of a violation of a statute or ordinance, including, but not limited to, the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et. seq. (including but not limited to the Older Worker Benefit Protection Act (“OWBPA”)) (“ADEA”), the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et seq. (including, but not limited to, COBRA), Executive Order 11246, the Occupational Safety and Health Act, 29 U.S.C. Section 651 et. seq., the National Labor Relations Act, 29 U.S.C. Section 151 et. seq. the Fair Labor Standards Act of 1938, 29 U.S.C. Section 201 et seq., (including, but not limited to, the Equal Pay Act), the Rehabilitation Act of 1973, 29 U.S.C. Section 701 et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., the Missouri Workers’ Compensation Act, Section 287.010 R.S.Mo. et seq., the Missouri Employment Security Act, Section 288.010 R.S.Mo. et seq., the Missouri Human Rights Act, Section 213.010 R.S.Mo. et seq., the Missouri Service Letter Act, Section 290.140, or any other relevant federal, state, or local statutes or ordinances governing employment and the payment of compensation; (vii) all claims and obligations under Erdos’ Employment Agreement with the Company (except as expressly preserved herein). Notwithstanding the foregoing, nothing in this release shall affect or impair any rights Erdos may have by virtue of his status as a director or officer of the Company to indemnification for attorneys’ fees, costs and/or expenses pursuant to applicable statute, Certificates of Incorporation and By-Laws of the Company, its affiliates or subsidiaries, nor does Erdos waive or lose any rights he has as a former employee under the Build-A-Bear Workshop, Inc. Employee Savings Trust.

(c)          Erdos releases and waives any and all claims under or pursuant to any employment agreement with the Company, including without limitation his Employment Agreement.

(d)          Nothing in this Agreement prevents any of the Parties from bringing an action to enforce this Agreement, or any other related agreement expressly referenced herein, in the event of breach nor is this Agreement intended to release any rights or obligations expressly preserved under the terms of this Agreement including, without limitation, those continuing rights relating to Erdos’ stock ownership (if any) in the Company.

3.     Payment and Benefits.

The Company will provide Erdos with the payments and other consideration set forth in this Section 3 in consideration and exchange for Erdos’ promises, agreements and obligations set out in this Agreement, so long as Erdos submits this Agreement, properly executed, to Maxine Clark, Chief Executive Bear, within the time allowed herein and adheres to the promises and agreements set forth herein.

(a)          The Company shall continue to pay Erdos’ base salary in accordance with the time period and other terms specified in Section 4.2(b) of his Employment, Confidentiality and Non-compete Agreement dated April 13, 2004, as amended (the “Employment Agreement”). This amount will be paid in accordance with the Company’s regular payroll periods and practices, and applicable local, state and federal taxes and other required withholdings will be deducted.

(b)          The Company shall pay Erdos’ bonus payment for 2006, if any, in accordance with Section 3(b) of his Employment Agreement.

(c)          During the time period in which the Company pays Erdos severance payments under Section 2 of the Employment Agreement, Erdos shall be eligible to continue to participate in the Company’s group health, welfare and benefits plan(s) to the extent permitted in such plans, in accordance with the terms of Section 4(b) of his Employment Agreement. After such period, Erdos shall be provided with such continuation notices, rights and obligations as may be required under federal or state law (including COBRA).

(d)          Erdos shall be entitled to all vacation accrued but unused as of the Separation Date. He shall be entitled to no additional vacation accruals on and after such date.

4.     Covenant Not to Sue.

(a)          The Parties hereby covenant not to sue each other or their respective agents, representatives, successors, assigns or present or former employees with respect to any of the claims, rights, obligations or causes of actions mutually released pursuant to Section 2 of this Agreement. The Parties agree not to file or otherwise submit any claim, complaint, or action to any agency, court, organization, or judicial forum (nor will they permit any person, group of persons, or organizations to take such action on their behalf) concerning any of the released claims under Section 2 of this Agreement; provided however, nothing herein shall preclude the Parties from suing or bringing a claim against each other for any future breach of this Agreement.

(b)          In the event either of the Parties should bring such a charge, claim, complaint, action or suit in the future in violation of Section 4(a) of this Agreement, the Party bringing such claim will be responsible for any actual damages suffered by the other party as a result of said breach (including, without limitation, an award of reasonable attorneys’ fees, disbursements and costs to the prevailing party) and the party bringing the claim will exercise every good faith effort to have such claim dismissed and to hold the other party harmless against any judgment that might be rendered as a result of said breach.

(c)          For purposes of the ADEA only, this Agreement does not affect the Equal Employment Opportunity Commission’s (“EEOC”) rights and responsibilities to enforce the ADEA, nor does this Agreement prohibit Erdos from filing a charge under the ADEA (including a challenge to the validity of the waiver of claims in this Agreement) with the EEOC, or participating in any investigation or proceeding conducted by the EEOC. Nevertheless, Erdos agrees that the Releasees will be shielded against any recovery by Erdos, provided this Agreement is valid under applicable law.

(d)          With the exception of challenges for compliance with the ADEA or the OWBPA, Erdos agrees not to challenge the enforceability of this Agreement and the release and waiver of claims herein.

5.     Non-disparagement.

The Parties agree that after the Separation Date they will not in any way disparage each other, including current or former officers, directors and employees of the Company, nor will they make or solicit any comments, statements or the like to the media or to others, including making any disparaging or defamatory claims or statements against each other or their respective agents or representatives, that may be considered to be derogatory or detrimental to the good name or business reputation of the other.

6.     No Admission of Wrongdoing.

The parties agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

7.     Voluntary Agreement. Erdos further acknowledges that he understands this Agreement, the claims he is releasing, the promises and agreements he is making, and the effect of his signing this Agreement. Erdos further represents, declares and agrees that he voluntarily accepts the payment described above for the purpose of making a full and final compromise, adjustment, and settlement of all claims or potential claims against the Releasees from any action or inaction taking place prior on or before the Separation Date.

8.     Independent Representation.

The Parties acknowledge and agree that they have received independent legal counsel of their own choice and that they have been sufficiently apprised of and understand their respective rights and responsibilities with regard to the substance of this Agreement. The Parties hereto acknowledge and represent that they have carefully read this Agreement, and understand and freely and voluntary consent to its terms. Given that all Parties have had the opportunity to draft, review, and edit the language of this Agreement in consultation with their own counsel, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected to, or involving this Agreement.

9.     Confidential Information, Post-Termination Restrictions, Inventions and Company Property.

Erdos hereby affirms his obligations and agreements contained in Sections 5 through 12 of his Employment Agreement..

10.     Resignation as Director.

In accordance with Section 20 of his Employment Agreement, Erdos agrees to resign as a member of the Board of Directors, effective immediately. Erdos agrees to cooperate with the Company to execute the appropriate paperwork effectuating his resignation as a Director and/or Officer of the Company and its affiliates. Erdos’ formal resignation letter shall be executed in conjunction with this Agreement.

11.     Governing Law.

The parties agree that the Agreement shall be interpreted and governed by the laws of the state of Missouri, without regard for any conflict of law principles and that any action or suit brought by any of the Parties to this Agreement against each other related to the interpretation of the Agreement or the Parties’ obligations under it shall be brought only in the state or federal courts located in St. Louis City or St. Louis County, Missouri to the extent permitted by law. The Parties irrevocably agree to submit to the jurisdiction and venue of the Missouri courts in connection with any action to enforce this Agreement.

12.     Invalidity of Provisions/Severability.

In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

13.     Time for Consideration. By executing this Agreement, Erdos acknowledges that he has been advised he has at least twenty-one (21) days within which to consider this Agreement before signing the same, and he has been given at least twenty-one (21) days within which to consider this Agreement prior to signing the Agreement. Notwithstanding the opportunity to consider this Agreement for 21 days, Erdos acknowledges if he signs this agreement anytime prior to the expiration of 21 days, that he has nonetheless given full consideration to those terms and signs of his free volition.

14.     Effective Date and Time for Revocation.

This Agreement shall become effective and binding on the date hereof, except that Erdos shall have the right to revoke his agreement to waive claims under the ADEA at any time within eight days after the date hereof. By executing this Agreement, Erdos acknowledges that by being presented with this Agreement, he has been advised by a representative of the Company that this Agreement shall not become permanently effective until the eighth (8th) calendar day after the date of Erdos’ execution of this Agreement. During the seven (7) day period following Erdos’ execution of this Agreement, Erdos may freely revoke his execution of this Agreement. Any such revocations should be made in writing and delivered to Maxine Clark, Chief Executive Officer of the Company. Upon expiration of the seven (7) day period, Erdos acknowledges that this Agreement becomes final and binding. If Erdos revokes this Agreement within the seven (7) day period following his execution of this Agreement, it shall not be effective or enforceable, and shall be of no force and effect and Erdos will not receive the consideration described in this Agreement; provided however, that upon the proper exercise of such right of revocation, the Parties will be deemed to retain whatever contractual or other rights and obligations they may have had with respect to each other prior to the execution of this Agreement.

15.     Successors and Assigns.

This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective predecessors, successors, assigns, representatives, heirs, executors, and administrators.

16.     Entire Agreement.

The parties acknowledge that this Agreement and the Employment Agreement constitute the entire agreement between them superseding all prior written and oral agreements, regarding Erdos’ employment with or separation from the Company, and that there are no other understandings or agreements, written or oral, among them on the subject of Erdos’ employment with or separation from the Company.

17.     No Reliance.

The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement, and any such reliance is expressly disclaimed.

18.     Forfeiture. Erdos agrees that in the event he breaches a material term of this Agreement, the Company shall notify him of such breach in writing and he shall be given thirty (30) days to cure the breach, to the extent that the breach is one capable of being cured. If such breach is not cured, or is not capable of being cured, then Erdos shall not be entitled to any of the payments or other benefits described herein, and he shall repay any payments previously made hereunder.

19.     Modification; Section 409A.

The parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto. The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and, notwithstanding the above to the contrary, the parties agree to negotiate in good faith to amend this Agreement or to take such other actions as may be necessary or advisable to comply with Section 409A. It is the intent of the parties that all payments hereunder will be paid on or before March 15, 2008.

20.     Authorized Signatures.

Each Party represents and warrants that its signatory whose signature appears below has been and is on the date of this Settlement Agreement duly authorized to execute this Agreement and to make the representations and agreements herein. The Company represents and warrants to Erdos that all necessary internal corporate steps necessary for the internal approval of this Agreement, if any, have been taken.

IN WITNESS WHEREOF, the undersigned parties have executed this Separation Agreement and General Release.

BARRY ERDOS

/s/ Barry Erdos
Barry Erdos

Date:	5 January 2007

Subscribed and sworn to before me, a Notary Public, this _5__ day of January, 2007.

NOTARY PUBLIC
(STAMP)
My commission expires:

BUILD-A-BEAR WORKSHOP, INC.

/s/ Scott Seay
Scott Seay
Chief Operating Bear (Duly Authorized)

Date:	5 January 2007

Subscribed and sworn to before me, a Notary Public, this _5__ day of January, 2007.

NOTARY PUBLIC
(STAMP)
My commission expires: